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                                                                    EXHIBIT 10.5

                                    AGREEMENT

This agreement dated May 16, 2000 between Stephen S. Tang (Executive) and Millennium Cell Inc. (Company). The following are the terms of this agreement.

1. Title - The Executive shall be the President and Chief Executive Officer of the Company, reporting directly to the Board of Directors.

2. Base Salary - Base salary shall be at $225,000, (payable on a semi-monthly basis) per annum, increasing to $250,000 upon the earlier of the Company's IPO or January 1, 2001. - (Salary can be increased, but not decreased).

3. Bonus - The Executive will be eligible for a target bonus of 50% of base salary. For the remainder of 2000 and 2001, a bonus of 50% of base salary would be guaranteed as follows:

         -        1/2 of the bonus guaranteed - no conditions.

         - The remaining 50% of 2000 and 2001 bonus, shall be guaranteed upon the earlier of the Company's IPO or January 1, 2001.

         - All Bonuses shall be paid within 90 days of the end of the calendar year.

4. Signing Bonus - The Executive will receive a signing bonus of One hundred and thirty-five thousand ($135,000). 1/2 of the bonus shall be paid upon joining the Company. The remaining portion shall be paid upon the earlier of the Company's IPO or January 1, 2001.

5. Equity/Stock Options - Upon joining Millennium, the Executive shall receive stock options on a total of 3.75% of the Company's equity; based on 27,000,000 common shares outstanding, this 3.75% equity grant is equivalent to 1,012,500 Options at a strike price in the range of $2.82 - $2.90 per share. The Options will have a term of a minimum of 5 years and a maximum of 10 years. The exact term shall be determined by the Company and shall apply to all other Executives as well.

         Additionally, the new Board will be implementing a Stock Option Plan granting up to an additional 8% Equity and the Company anticipates that the Executive would be a major participant in that program.

         The Vesting Schedule of the initial 3.75% Equity Grant (1,012,500 Stock Options) is based on the Agreement anniversary date in accordance with the following schedule:

         Year 1 - 1/3  (33.33%)
         Year 2 - 1/3  (33.33%)
         Year 3 - 1/3  (33.33%)

6. Termination - If the Executive is terminated by the Company other than for "Cause" (Cause is defined as fraud, embezzlement, or conviction of a crime involving moral turpitude) or the Executive resigns/terminates from employment for "Good Reason" (Good Reason is defined as
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         no longer being the President and Chief Executive Officer of the
         Company that reports directly to the Board of Directors or the Executive is not elected to the Board of Directors), then the following will occur:

         a 1) With respect to 3.5% Equity - 945,000 Stock Options, the Executive's Options shall vest as if he were employed throughout the entire year of the year of termination. For example, if the Executive is terminated on July 15, 2001 (assume agreement date June 1, 2000), then the Executive would be deemed as if he were employed through May 31, 2002 and would vest in 2/3 of his Stock Options (June 1, 2000 through May 31, 2001 = one year - June 1, 2001 through May 31, 2002 = two years). Notwithstanding the above, the Executive shall always vest a minimum of 50% of his Stock Options. For example, if the Executive resigns for "Good Reason" on August 15, 2000 (assume agreement date of June 1, 2000), then the Executive would still vest in 50% of his Stock Options and not 1/3.

         a 2) With respect to .25% Equity - 67,500 Options, the Executive's Options will vest in accordance with the terms of the Company's Stock Option Plan.

         b) The executive will have 12 months from the termination of his employment to exercise his Stock Options.

         c) There shall be severance of one times the then base salary plus one year bonus (bonus at the greater of 50% of then base salary or the actual bonus paid for the full year preceding the year of termination. The severance shall be paid in 4 quarterly/equal increments with no duty to mitigate; nor shall this be a right of set-off.

         In the event of a "Change in Control", (40% or more in the change of stock ownership in the company or the sale of substantially all of the company's assets), all stock options and other equity will vest immediately and the Executive shall be entitled to the severance contained in paragraph 6(c) and the 12 month time period of 6(b) as if the Executive had been terminated other than for "Cause". However, the Executive shall not be entitled to severance under paragraph 6(c) if the Executive is the CEO of the acquiring company or is elected to the acquiring company's Board of Directors.

7. Tax Gross-Up - The Executive shall be grossed-up for any excise taxes under Section 280(g) - Parachute Payments or any successor provision. The intent of this gross-up is to put the Executive in the same after tax position as if the excise tax was not imposed. The Company's accounting firm shall compute the Excise Tax. If the Company's accountant's determination of the Excise Taxes turns out to be inconsistent with the IRS, then the Executive shall notify the Company on the IRS's position. The Company shall defend its position and increase the gross-up amount to the extent the IRS prevails in its position; plus reimburse the Executive for any interest and penalties associated with the accountants computations.

8. Board of Directors - The Executive shall serve on the Board of the Company and shall be entitled to indemnification from lawsuits and have coverage under a D&O Insurance Policy on the same terms as other Directors when such policy is obtained.
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9.       Death or Disability - All the Executive's Stock Options shall vest immediately in the event of death or disability and the Executive or his personal representative shall have 12 months from termination of employment to exercise his Stock Options. Disability shall be determined by an independent physician selected jointly by the Company and the Executive's personal representative, to determine that by reason of mental or physical illness the Executive would be able to resume his duties in the foreseeable future.

10. Stock Option Plan - In the event there are any terms contained in the Company's Stock Option Plan (to be created) that may be more favorable to the Executive than those contained in this Agreement, then the Executive shall be entitled to those more favorable terms contained in the Plan. The terms of the Plan shall only apply where they are more favorable than those under this agreement.

11. Non-Compete/Non-Solicitation - During employment and for a period of 12 months following termination of employment, the Executive is not permitted to engage directly or indirectly in any business that generates hydrogen for the use in conventional engines, fuel cells, or batteries; nor shall the Executive for the same period, directly or indirectly endeavor to entice away any employees of the Company.


Agreed and Accepted:            Company /s/ G. CHRIS ANDERSEN
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                                            G. CHRIS ANDERSEN



                                       /s/  STEPHEN S. TANG
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                                            STEPHEN S. TANG